Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-190916 of our report dated August 30, 2013, relating to the financial statements and financial statement schedules of Healthcare Trust of America Holdings, LP appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

Also, we consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-190916 on Form S-4 of our report dated March 1, 2013, relating to the financial statements and financial statement schedules of Healthcare Trust of America, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

Also, we consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-190916 on Form S-4 of our reports dated September 27, 2013, relating to the statements of revenues and certain expenses of Texas A&M MOB, Lincoln MOB, and South Florida MOB Portfolio for the year ended December 31, 2012 (which reports express an unqualified opinion and include an explanatory paragraph referring to the purpose of the statements) appearing in the Current Report on Form 8-K of Healthcare Trust of America, Inc. and subsidiaries, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
September 27, 2013